Exhibit 3.1

SECOND AMENDMENT TO

THIRD AMENDED AND RESTATED BYLAWS

OF

LANDMARK APARTMENT TRUST OF AMERICA, INC.

This Second Amendment (this “Amendment”) to the Third Amended and Restated Bylaws (the “Bylaws”) of Landmark Apartment Trust of America, Inc. (the “Company”) is dated this 22nd day of April, 2014.

WITNESSETH:

WHEREAS, the Company is governed, in part, by the Bylaws; and

WHEREAS, pursuant to and in accordance with Article XIV of the Bylaws, the Board of Directors of the Company and certain preferred stockholders of the Company, as required by the Company’s charter, have authorized, approved and adopted this Amendment.

NOW THEREFORE, in accordance with the corporate laws of the State of Maryland, the Bylaws of Landmark Apartment Trust of America, Inc. are amended as follows:

1.	The first sentence of Article III, Section 3.2 is hereby deleted, and the following is inserted in lieu thereof:

The Board of Directors shall consist of not fewer than 7 nor more than 11 directors, the exact number to be determined from time to time by a majority vote of the Board of Directors, provided that, except as otherwise provided in the Charter, the number thereof shall never be less than the minimum number required by the MGCL, and further provided that, except as may be provided in the terms of any preferred stock issued by the Company, the tenure of office of a Director shall not be affected by any decrease in the number of Directors.

[Signature Page Follows]

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Joseph Lubeck
Name:	Joseph Lubeck
Title:	Chairman of the Board of Directors

[Signature Page to Second Amendment to Third Amended and Restated Bylaws]